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                                                                Exhibit (5)(b)

           ADDENDUM NO. 1 TO AMENDED AND RESTATED ADVISORY AGREEMENT


                 This Addendum, dated as of the 27th day of September, 1991, is entered into between THE ARCH FUND, INC. (the "Fund"), a Maryland corporation, and MISSISSIPPI VALLEY ADVISORS INC. ("MVA"), a Missouri corporation.

                 WHEREAS, the Fund and MVA have entered into an Amended and Restated Advisory Agreement dated as of April 1, 1991 (the "Advisory Agreement'), pursuant to which the Fund appointed MVA to act as investment adviser to the Fund for The Arch Money Market, Capital Appreciation, Diversified Fixed Income, and U.S. Government Securities Portfolios;

                 WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain MVA to act as the investment adviser under the Advisory Agreement, the Fund shall so notify MVA in writing, and if MVA is willing to render such services it shall notify the Fund in writing, and the compensation to be paid to MVA shall be that which is agreed to in writing by the Fund and MVA; and

                 WHEREAS, the Fund has notified MVA that it has established The Arch Treasury Money Market Portfolio (the "Treasury" Portfolio), and that it desires to retain MVA to act as the investment adviser therefor, and MVA has notified the Fund that it is willing to serve as investment adviser for the Treasury Portfolio.

                 NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                 1. APPOINTMENT. The Fund hereby appoints MVA to act as investment adviser to the Fund for the Treasury Portfolio for the period and on the terms set forth in the Advisory Agreement. MVA hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement, for the compensation herein provided.

                 2. COMPENSATION. For the services provided and expenses assumed pursuant to the Advisory Agreement with respect to the Treasury Portfolio, the Fund will pay MVA from the assets belonging to the Treasury Portfolio, and MVA will accept as full compensation therefor a fee, computed daily and payable monthly (in arrears), at the following annual rates:

                         .40% of the first $1.5 billion of the average daily net assets of the Portfolio; plus





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                          .35% of the next $1.0 billion average daily net
        assets of the Portfolio; plus
                          .25% of the Portfolio's average daily net assets over $2.5 billion.

                 The fee attributable to the Portfolio shall be the obligation of that Portfolio and not of any other Portfolio of the Fund.

                 3. CAPITALIZED TERMS. From and after the date hereof, the term "Portfolios" as used in the Advisory Agreement shall be deemed to include the Treasury Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

                 4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

                 IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                              THE ARCH FUND, INC.



                              By:  /s/ Jerry V. Woodham
                                 ----------------------
                                       Jerry V. Woodham
                                       President


                              MISSISSIPPI VALLEY ADVISORS, INC.



                              By:  /s/ John H. Blixen
                                 --------------------
                                       John H. Blixen
                                       President





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